Exhibit 99.1

Pier 1 Imports, Inc. Announces One-for-Twenty Reverse Stock Split

Common Stock to Begin Trading on a Split-Adjusted Basis at Market Open on June 20, 2019

FORT WORTH, Texas--(BUSINESS WIRE)--June 19, 2019--Pier 1 Imports, Inc. (NYSE:PIR) today announced that at its 2019 annual meeting of shareholders held on June 19, 2019, Pier 1’s shareholders approved a proposal authorizing the Company’s Board of Directors to effect a reverse stock split at a ratio of 1-for-5, 1-for-10 or 1-for-20, and to reduce the number of authorized shares of common stock by a corresponding ratio, at any time prior to the Company’s annual meeting of shareholders to be held in 2020, as determined by the Board of Directors in its sole discretion. The Company reported that 53,284,243 votes were cast “For” the proposal, representing 62.67% of the Company’s outstanding shares entitled to vote at the 2019 annual meeting of shareholders.

Following the annual meeting, Pier 1’s Board of Directors formally authorized a 1-for-20 reverse stock split of Pier 1’s common stock which will be effective at 12:01 a.m. on June 20, 2019. Beginning with the opening of trading on June 20, 2019, the Company’s common stock will trade on the New York Stock Exchange (NYSE) on a split-adjusted basis under a new CUSIP number, 720279504.

The objective of the reverse stock split is to enable Pier 1 to regain compliance with the NYSE minimum share price continued listing rule and maintain its listing on the NYSE. As previously announced, Pier 1 can regain compliance with the NYSE minimum share price requirement if on the last trading day of any calendar month during the six-month cure period, or on the last day of the six-month cure period on July 11, 2019, the Company has a closing share price of at least $1.00, and an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 84,990,884 to approximately 4,249,544. The authorized number of shares of common stock will be reduced by a corresponding ratio to 25 million. The reverse stock split affects all issued and outstanding shares of the Company’s common stock and shares held in treasury, as well as the number of shares of common stock available for issuance under the Company’s stock incentive plans and outstanding awards subject to those plans. The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued as a result of the reverse stock split. In lieu thereof, the Company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, shareholders who would have been entitled to a fractional share as a result of the reverse stock split will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such fractional shares.

Additional information regarding the reverse stock split can be found in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on May 9, 2019.

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: potential volatility in the price of the Company’s common stock following the reverse stock split, the Company's ability to comply with the continued listing criteria of the NYSE, including listing criteria based upon the Company’s market capitalization, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1 Imports, Inc.

Founded with a single store in 1962, Pier 1 Imports is a leading omni-channel retailer of unique home décor and accessories. The Company’s products are available through more than 965 Pier 1 stores in the U.S. and Canada and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

CONTACT:
Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com